UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 10, 2018

IMPRIMIS PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-35814	45-0567010
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

12264 El Camino Real, Suite 350
San Diego, CA	92130
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (858) 704-4040

N/A

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On April 10, 2018, Imprimis Pharmaceuticals, Inc. (the “Company”) entered into an Amended and Restated License Agreement (the “Amended License Agreement”) with Richard L. Lindstrom, M.D. (“Dr. Lindstrom”) which amended and restated the terms of the Original License Agreement between the Company and Dr. Lindstrom dated April 1, 2017 (the “Original License Agreement”).

The Original License Agreement was amended and restated in order to facilitate certain sub license and royalty agreements between the Company and its subsidiary, Surface Pharmaceuticals, Inc.

Pursuant to the terms of the Amended License Agreement, the Company licensed certain intellectual property and related rights from Dr. Lindstrom to develop, formulate, make, sell, and sub-license the topical ophthalmic solution KlarityTM used to protect and rehabilitate the ocular surface (the “Product”). Under the terms of the Amended License Agreement, the Company is required to make royalty payments to Dr. Lindstrom ranging from three percent (3%) to six percent (6%) of net sales, dependent upon the final formulation of the Product sold. In addition, the Company is required to make certain milestone payments to Dr. Lindstrom including: (i) an initial payment of $50,000 upon execution of the Amended License Agreement, (ii) a second payment of $50,000 following the first $50,000 in net sales of the Product; and (iii) a final payment of $50,000 following the first $100,000 in net sales of the Product.

The foregoing is only a brief description of the Amended License Agreement and does not purport to be a complete description of the rights and obligations of the parties thereunder.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IMPRIMIS PHARMACEUTICALS, INC.

Dated: April 13, 2018	By:	/s/ Andrew R. Boll
	Name:	Andrew R. Boll
	Title:	Chief Financial Officer